Prospectus Supplement No. 7                     Filed Pursuant to Rule 424(b)(3)
Dated January 17, 2002                                Registration No. 333-69744
(to Prospectus dated October 4, 2001)                        Cusip No. 501242AJ0

                                  $125,000,000

                       KULICKE AND SOFFA INDUSTRIES, INC.

               5 1/4% Convertible Subordinated Notes due 2006 and
             the Common Stock issuable upon conversion of the Notes

                              ____________________

     The following table supplements and amends the information set forth on pages 31 to 33 in the prospectus under Selling Securityholders with respect to the selling securityholders and the principal amount of notes beneficially owned by such selling securityholders that may be offered and sold pursuant to the prospectus dated October 4, 2001. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

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                                Principal Amount                        Number of            Number of         Percentage
                                 At Maturity of                         Shares of             Shares of         of Common
                               Notes Beneficially    Percentage       Common Stock          Common Stock          Stock
                                 Owned that May       of Notes         Owned Prior            that May         Outstanding
         Name                       Be Sold         Outstanding     to the Offering        Be Sold (1)            (2)
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CIBC WG International               $430,000              *              21,775                21,775               *
  Arbitrage
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LLT Limited                          280,000              *              14,179                14,179               *
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* Less than 1%

     (1) Assumes conversion of all of the holder's notes at a conversion ratio of 50.6401 shares per $1,000 principal amount of notes. However, this conversion ratio will be subject to further adjustment as described under "Description of Notes-Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

     (2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 49,034,316 shares of common stock outstanding as of September 14, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

     Because the selling securityholders listed above and in the prospectus under the caption Selling Securityholders may, pursuant to the prospectus, as supplemented, offer all or some portion of the notes, no estimate can be given as to the amount of notes that will be held by the selling securityholders upon termination of any such sales.

     Furthermore, the selling securityholders identified in the table set forth in the prospectus under the caption Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided us with information regarding their notes or common stock, and we have not made any independent inquiries as to the foregoing.

     Unless otherwise noted, all information provided in this prospectus supplement is as of January 17, 2002.